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                                                                 Exhibit 10.14.2

                       AMENDMENT TO SPLIT-DOLLAR AGREEMENT

         THIS Amendment is made and entered into this 28th day of January, 2002, by and among Martha Stewart Living Omnimedia, Inc., a Delaware corporation, having an address of 11 West 42nd Street, New York, New York, 10036 ("Corporation"), Martha Stewart, an individual residing in the state of Connecticut ("Employee"), and The Martha Stewart Family Limited Partnership, a Connecticut limited partnership ("Owner").

         WITNESSETH THAT:

         WHEREAS, the Corporation, the Employee and the Owner (collectively the "parties") executed an agreement on February 28, 2001 known as the "Split Dollar Agreement" (the "Agreement"); and

         WHEREAS, the Agreement terminates upon the second day of the sixteenth year of the Policies; and

         WHEREAS, the parties now wish to amend the Agreement in certain respects;

         NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement, the parties agree as follows:

1.       The second sentence of Section 2.b. is amended to read as follows:

         "Specifically, but without limitation, the Corporation shall neither have nor exercise any right as collateral assignee of any of the Policies which could in any way defeat or impair the Owner's right to receive the cash surrender values or the death proceeds of the Policies in excess of the amount due the Corporation under this Agreement."

2.       Section 4 is amended to read as follows:

         "4.      PAYMENT OF PREMIUMS.

                  a. This paragraph 4.a. shall apply only for premiums due on a Policy prior to the Original Termination Date. Thirty (30) days prior to the due date of a premium on a Policy, the Corporation shall notify the Owner of the exact amount due from the Owner under this Agreement with respect to that Policy. For each Policy, the amount due from the Owner shall equal the annual cost of current life insurance protection on the life of the Employee provided under that Policy. Either the Owner, or the Employee on behalf of the Owner, shall pay the required contribution to the Corporation prior to a premium due date. If neither the Employee nor the Owner timely pays a contribution, the Corporation, in its sole discretion, may elect to pay the Owner's portion of a premium, which shall be recovered by the Corporation as provided in this Agreement. On or before the due date of each Policy premium, or within the grace
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period provided therein, the Corporation shall pay, subject to the contribution provided above, the full amount of the premium to the Insurer, and shall, upon request, promptly furnish the Owner evidence of timely payment of that premium. Any contribution towards a premium payment actually paid by the Owner, or the Employee on behalf of the Owner, under this paragraph shall be considered to be a payment by the Owner or the Employee of a portion (equal to that contribution) of that premium for purposes of calculating the amount to be repaid the Corporation under Sections 6, 7 and 9 of this Agreement.

                  b. This paragraph 4.b. shall apply only for premiums due on a Policy after the Original Termination Date. Thirty (30) days prior to the due date of a premium on a Policy, the Corporation shall have notified the Owner of the upcoming premium and the exact amount due from the Owner under this Agreement with respect to that Policy. For each Policy, the amount due from the Owner shall equal the annual cost of current life insurance protection on the life of the Employee provided under that Policy. Either the Owner, or the Employee on behalf of the Owner, shall have provided evidence to the Corporation of payment of the premium, or shall pay the required amount prior to a due date to the Corporation, which upon receipt shall forward that amount to the Insurer. Any payment actually made by the Owner, or the Employee on behalf of the Owner, under this paragraph shall be considered to be a payment by the Owner or the Employee for purposes of calculating the amount to be repaid the Corporation under Sections 6, 7 and 9 of this Agreement.

                  c. Prior to the Original Termination Date, the premiums on both Policies shall total ONE MILLION ONE HUNDRED SEVENTY-FOUR THOUSAND SIXTY-NINE DOLLARS ($1,174,069) annually. For purposes of this Section 4, the "annual cost of current life insurance protection" under a Policy on the life of the Employee provided under that Policy, shall be calculated using the lower of
(1) the Table 2001 rate, set forth in Internal Revenue Service Notice 2002-8 (or the corresponding applicable provision of any future Internal Revenue Service authority), or (2) the Insurer's current published premium rate for annually renewable term insurance for standard risks. The Corporation shall annually furnish the Employee a statement of the amount of income reportable by the Employee, if any, for federal and state income tax purposes as a result of the insurance protection provided the Owner as the policy beneficiary.

3.       A new sentence is added to the end of Section 5 as follows:

         "This paragraph shall not preclude the corporation from seeking, under other provisions of this Agreement, from the Owner any amounts still due (after taking into consideration amounts actually repaid as noted above) the Corporation under Sections 6.c., 7.b. and 9.a. of this Agreement."

4.       Sections 6.a. and 6.b. are amended to read as follows:

         "a. While this Agreement is in effect, the Owner shall take no action

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regarding any Policy subject to this Agreement that would in any way compromise or jeopardize the Corporation's right to be repaid the amounts it has paid toward premiums on, plus any other amounts owed the Corporation under this Agreement with respect to, those Policies.

         b. Subject to the terms of this Agreement, the Owner may pledge or assign a Policy to secure a loan from the Insurer or from a third party, or make withdrawals from a Policy, in an amount not to exceed (1) the cash surrender value of that Policy as of the date to which premiums have been paid less (2) the aggregate amounts paid toward premiums on that Policy by the Corporation plus any unpaid Interest Amount for that Policy plus any unpaid Remaining Amount for any other policy that has been previously surrendered or cancelled. Interest charges on such a loan shall be the responsibility of and be paid by the Owner."

5. The first two sentences of Section 6.c. are amended to read as follows:

         "c. The Owner shall have the sole right to surrender or cancel a Policy, and to receive the cash surrender value of that Policy from the Insurer after the Corporation has been paid as follows: upon the surrender or cancellation of that Policy, the Corporation shall have the unqualified right to receive directly from the Insurer a portion of the cash surrender value of that Policy equal to the Original Termination Amount for that Policy, plus any unpaid Interest Amount for that Policy calculated as of the surrender or cancellation, plus any unpaid Remaining Amounts for any other Policy that has been previously surrendered or cancelled."

6.       Section 7.b. is amended to read as follows:

         "b. Upon the death of the Employee, the Corporation shall have the unqualified right to receive directly from the Insurer a portion of the death benefits of a Policy that remains subject to this Agreement equal to the aggregate amount of the premiums paid by the Corporation with respect to that Policy, plus any unpaid Interest Amount with respect to that Policy, plus any unpaid Remaining Amounts for any other policy that has been previously surrendered or cancelled (all determined as of the date of death). The balance of the death benefit, if any, shall be paid directly to the Owner, in the manner and in the amount or amounts provided in the beneficiary designation provision of that Policy. No amount shall be paid from a Policy's death benefit to the Owner until the full amount due the Corporation with respect to that Policy has been paid. The parties agree that the beneficiary designation provision of each Policy shall conform to the provisions of this Agreement, and that the Parties shall take any actions necessary to effect that conformity."

7. Section 8.a.(1) is amended to read "(1) January 27, 2017 (the `Original Termination Date');", and the following paragraph c. is added to Section 8 of the Agreement:

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         "c. Notwithstanding paragraph a. of this Section 8, the Owner, by notice to the Corporation given at any time prior to the Original Termination Date of the Policies, may elect to postpone the termination of this Agreement."

9. The first two sentences of Section 9.a. of the Agreement are amended to read as follows:

         "a. For sixty (60) days after the date of the termination of this Agreement during the Employee's lifetime, the Owner shall have the option of obtaining the release of the collateral assignment of a Policy to the Corporation. To obtain the release of a Policy, the Owner shall repay to the Corporation the Original Termination Amount with respect to that Policy and any unpaid Interest Amount with respect to that Policy, plus any unpaid Remaining Amounts for any other policy that has been previously surrendered or cancelled, (all as determined as of the date of termination)."

10. The second sentence of Section 9.b. of the Agreement is amended to read as follows:

         "Alternatively the Corporation may enforce, pursuant to the collateral assignment of that Policy, the Corporation's right to be repaid, out of that Policy's cash surrender value, the amount which the Corporation would otherwise be paid under Section 9.a. if the Owner had obtained the appropriate release; provided that if the cash surrender value of that Policy exceeds the amount due the Corporation, that excess shall be paid to the Owner."

11.      A new Section 16 is added as follows:

"16.     PAYMENT OF INTEREST AMOUNT. If the Owner has made the election described in Section 8 c. of this Agreement, the Interest Amount shall accrue from the Original Termination Date, and shall be payable by the Owner to the Corporation on each anniversary of that date, except that the Corporation may elect to allow the Interest Amount accrued for the prior year to be added to "Principal," as described under Section 19."

12.      A new Section 17 is added as follows:

"17.     DEFICIENCIES AND OTHER SECURITY.

         a. Upon (1) the earlier of the termination of this Agreement (whether or not extended by the Owner as set forth above) or the surrender or cancellation of all Policies subject to this Agreement, or (2) the death of the Insured, if earlier than (1), the Owner shall pay the Corporation (3) the total amount the Corporation would have received under Section 9. (or Section 6. as the case may be) if the cash surrender values of the Policies


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had been sufficient or under Section 7 if the death benefits had been sufficient, less (4) amounts paid or payable to the Corporation from the Policies.

         b. From time to time after the Original Termination Date, the Owner shall promptly execute and deliver all instruments and documents and take all action that the Corporation may reasonably request to grant, perfect or protect one or more security interests in the Owner's assets (other than the Policies) to the extent that the Corporation reasonably considers itself insecure with respect to the amounts owed to it under this Agreement, taking into consideration, however, the unencumbered cash surrender value of the Policies.

         c. During any time that the Employee does not have the right to vote shares of stock of the Corporation having more than 50% of the total combined voting power of all classes of stock of the Corporation, and is not a controlling stockholder of the Corporation within the meaning of the regulations issued by the Treasury under Section 2042 of the Internal Revenue Code of 1986, as amended (or any successor provision), the Corporation shall have the power to direct the Owner as to the exercise of the investment powers with respect to the Policies. For purposes of this provision, the Employee shall be deemed to have the right to vote all shares of stock of the Corporation owned by the Owner and the shares of stock of the Corporation owned by any other entity which she controls directly or indirectly."

13.      A new Section 18 is added as follows:

"18.     DEFAULT.

If, within 90 days after the Owner has been notified by the Corporation of a default, that default has not been cured, this Agreement shall terminate. A default shall be considered to have occurred only if (1) the Owner fails to pay interest when due, as set forth in Section 16 above or (2) there is a breach of
Section 17.b."

14.      A new Section 19 is added as follows:

"19.     MISCELLANEOUS AND DEFINITIONS.

         a. For purposes of this Agreement in the event that both Policies are in fact surrendered or cancelled on the same date, the Policy whose surrender or cancellation would result in the largest "Remaining Amount" shall be deemed to have been surrendered or cancelled prior to the other Policy. Moreover, if the Owner surrenders or cancels one but not both Policies, and if surrender or cancellation of either Policy would result in a "Remaining Amount," the Owner may surrender or cancel only that Policy whose surrender or cancellation would result in the largest "Remaining Amount."

         b.       As used in this Agreement:


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         "Original Termination Amount" means, with respect to a Policy, the lesser of (1) the aggregate amount of premiums paid by the Corporation with respect to that Policy; and (2) the cash surrender value of that Policy plus the amount of the aggregate unreturned withdrawals from that Policy. For purposes of this provision, the use of some or all of a Policy's cash surrender value to pay any part of a loan secured by that Policy shall be treated as a withdrawal from that Policy. The Original Termination Amount of a Policy shall be calculated upon the earliest to occur of: the Original Termination Date, the date a Policy is surrendered or cancelled, and the date this Agreement is terminated.

         "Remaining Amount" means, with respect to a Policy, the Original Termination Amount less the cash surrender value, but not below zero.

         "Interest Amount" means, at the time the term is being applied with respect to a Policy, an amount equal to the interest that would have accrued at the Rate on a loan assuming the principal (the "Principal") of the loan equaled
(1) the Original Termination Amount for that Policy, plus (2) the unpaid Remaining Amount for a Policy that has been surrendered or cancelled prior to the Original Termination Date, plus (3) any Interest Amount for which the Corporation makes an election under Section 16. When and to the extent payments are made under this Agreement reducing any items used above in calculating the "Principal" for a Policy, the Principal shall be reduced in accordance with customary commercial terms.

         "Rate" means for each twelve month period after the Original Termination Date, the minimum rate necessary in the Corporation's reasonable and good faith judgment to avoid, for securities laws purposes, reporting compensation to the Employee due to the payment or accrual of interest under this Agreement; however, "Rate" shall not be less than the rate at which the Corporation may borrow from its customary lender(s) at the time the term is being applied.

15.      In all other respects, the parties ratify the terms of the Agreement.


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         The parties have executed this Agreement as of the day and year first above written



                                    MARTHA STEWART LIVING OMNIMEDIA, INC.



                                    By: /s/ James Follo
                                       -----------------------------------------
                                       James Follo, Chief Financial Officer

                                        /s/ Martha Stewart
                                       -----------------------------------------
                                       Martha Stewart

                                    MARTHA STEWART FAMILY LIMITED PARTNERSHIP

                                    --------------------------------------------

                                    By: /s/ Martha Stewart
                                       -----------------------------------------
                                       Martha Stewart, General Partner



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